Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

XERIUM TECHNOLOGIES, INC.

The name of the corporation is Xerium Technologies, Inc. (the “Corporation”). The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 29, 2002, under the name Xerium Holdings Inc.

Pursuant to a Certificate of Amendment dated April 2, 2004, as corrected pursuant to a Certificate of Correction dated July 28, 2004, the name of the Corporation was changed to Xerium Technologies, Inc.

This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

The text of the Certificate of Incorporation is amended and restated to read as follows:

ARTICLE I

The name of the Corporation is Xerium Technologies, Inc.

ARTICLE II

The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

The total number of shares of all classes of stock that this Corporation shall have authority to issue is                  shares, consisting of (i)                  shares of Common Stock, $0.01 par value per share (the “Common Stock”) and (ii) 1,000,000 shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”).

The whole or any part of any unissued balance of the authorized capital stock of the Corporation, including the whole or any part of any unissued balance of the authorized capital stock of the Corporation held in its treasury, may be issued, sold, transferred or otherwise disposed of in such manner, for such consideration and on such terms as the Board of Directors may determine.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of this Corporation.

1.	Common Stock.

A.	General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon issuance of any such Preferred Stock. The holders of the Common Stock have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.

B.	Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders.

C.	Number. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the then outstanding shares of capital stock of the Corporation.

D.	Dividends. Except as otherwise provided in the By-Laws of the Corporation, dividends may be declared and paid on the Common Stock from funds lawfully available therefore as and when determined by the Board of Directors.

E.	Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive and will share ratably in all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

2.	Preferred Stock.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or this Certificate of Incorporation. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law and this Certificate of Incorporation. Except as otherwise provided in this Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

ARTICLE V

The Corporation shall have a perpetual existence.

ARTICLE VI

In furtherance of and not in limitation of the powers expressly conferred by statute, the Board of Directors is expressly authorized to adopt, amend and repeal the By-Laws of the Corporation in any manner not inconsistent with the DGCL or this Certificate of Incorporation, subject to the right of the stockholders, upon the affirmative vote of at least two-thirds in voting power of the then outstanding shares of capital stock of the Corporation, to adopt, amend and repeal the By-Laws, including to amend or repeal the By-Laws adopted or amended by the Board of Directors. Notwithstanding any provision of law, this Certificate of Incorporation or the By-Laws, each as amended, the affirmative vote of at least two-thirds in voting power of the then outstanding shares of capital stock of the Corporation shall be required to amend or repeal, or to adopt any provisions inconsistent with the purposes or intent of, this Article VI.

ARTICLE VII

The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL. Without limiting the generality of the foregoing, to the fullest extent from time to time permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the

DGCL, as so amended. No amendment or repeal of this Article VII, or adoption of any provision to this Certificate of Incorporation which is inconsistent with this Article VII, shall eliminate or reduce or otherwise adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment, repeal or adoption. Notwithstanding any provision of law, this Certificate of Incorporation or the By-Laws, each as amended, the affirmative vote of at least two-thirds in voting power of the then outstanding shares of capital stock of the Corporation shall be required to amend or repeal, or to adopt any provisions inconsistent with the purposes or intent of, this Article VII.

ARTICLE VIII

1. Indemnification. The Corporation shall, to the maximum extent permitted under the DGCL and except as set forth below, indemnify, hold harmless, and, upon request, advance expenses to each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Corporation, or, while a director or officer of this Corporation, is or was serving, or has agreed to serve, at the request of the Corporation, as a director, manager, officer, partner, employee, agent or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred (and not otherwise recovered) by such person or on behalf of such person, in connection with such action, suit or proceeding and any appeal therefrom, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding anything to the contrary in this Article VIII, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with any action, suit, proceeding, claim or counterclaim, or part thereof, initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding any provision of law, this Certificate of Incorporation or the By-Laws, each as amended, the affirmative vote of at least two-thirds in voting power of the then outstanding shares of capital stock of the Corporation shall be required to amend or repeal, or to adopt any provisions inconsistent with the purposes or intent of, this Section 1 of this Article VIII.

2. Advance of Expenses. Notwithstanding any other provisions of this Certificate of Incorporation, the By-Laws, or any agreement, vote of stockholders or disinterested directors, or arrangement to the contrary, the Corporation shall advance payment of expenses incurred by an Indemnitee in advance of the final disposition of any matter, but only to the extent such advance is not prohibited by applicable law and, then, only upon receipt of an undertaking by or on behalf of the Indemnitee to repay amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article VIII. Such undertaking may be accepted without reference to the financial ability of the Indemnitee to make such repayment. Notwithstanding any provision of law, this

Certificate of Incorporation or the By-Laws, each as amended, the affirmative vote of at least two-thirds in voting power of the then outstanding shares of capital stock of the Corporation shall be required to amend or repeal, or to adopt any provisions inconsistent with the purposes or intent of, this Section 2 of this Article VIII.

3. Subsequent Amendment. No amendment, termination or repeal of this Article VIII or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, omissions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

4. Other Rights. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article VIII.

5. Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and this Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of this Corporation under this Article VIII with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, omissions, transactions or facts occurring prior to the date of such merger or consolidation.

6. Savings Clause. If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the fullest extent permitted by applicable law.

7. Scope of Article. Indemnification and advancement of expenses, as authorized by the preceding provisions of this Article VIII, shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. The indemnification and advancement of expenses provided by or granted pursuant to this Article VIII shall continue as to a person who has ceased to serve in the capacity which causes such person to be an Indemnitee and shall inure to the benefit of the heirs, executors and administrators of such a person.

8. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or is or was otherwise serving the Corporation against all expenses (including attorney’s fees), judgments, fines or amounts paid in settlement incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article.

9. Reliance. Persons who after the date of the adoption of this provision become or remain Indemnitees shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article VIII in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article VIII shall apply to claims made against an Indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption of this Certificate of Incorporation.

ARTICLE IX

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE X

This Article is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1. Number of Directors. The number of directors of the Corporation shall not be less than three. The exact number of directors, subject to the limitation specified in the preceding sentence, shall be fixed from time to time by, or in the manner provided in, the By-Laws of the Corporation, and may not be divided into classes. Notwithstanding any provision of law, this Certificate of Incorporation or the By-Laws, each as amended, the affirmative vote of at least two-thirds in voting power of the then outstanding shares of capital stock of the Corporation shall be required to amend or repeal, or to adopt any provisions inconsistent with the purposes or intent of, this Section 1 of this Article X.

2. Election of Directors. Elections of directors need not be by written ballot, unless and except to the extent that the By-Laws shall so require.

3. Terms of Office. Each director shall hold office for a term that will expire at the annual meeting of stockholders immediately following such director’s election, and until his or her successor shall have been elected, or until his or her sooner death, resignation or removal from office.

4. Vacancies. Any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, shall be filled only by a vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall hold office until the next annual meeting of stockholders, and until his or her successor shall have been elected, or until his or her sooner death, resignation or removal from office.

5. Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before either an annual or special meeting of stockholders shall be given in the manner provided by the By-Laws of this Corporation.

6. Quorum. Except as otherwise provided by law or this Certificate of Incorporation, the holders of a majority in voting power of the then outstanding shares of capital stock of the Corporation present in person, by means of remote communication, if authorized, or represented by proxy, shall constitute a quorum for the transaction of business at any meeting of the stockholders. Notwithstanding any provision of law, this Certificate of Incorporation or the By-Laws, each as amended, the affirmative vote of at least two-thirds in voting power of the then outstanding shares of capital stock of the Corporation shall be required to amend or repeal, or to adopt any provisions inconsistent with the purposes or intent of, this Section 6 of this Article X.

7. Stockholder Action by Written Consent. At any time during which a class of capital stock of this Corporation is registered under Section 12 of the Securities Exchange Act of 1934 or any similar successor statute, stockholders of the Corporation may not take any action by written consent in lieu of a meeting. Notwithstanding any provision of law, this Certificate of Incorporation or the By-Laws, each as amended, the affirmative vote of at least two-thirds in voting power of the then outstanding shares of capital stock of the Corporation shall be required to amend or repeal, or to adopt any provisions inconsistent with the purposes or intent of, this Section 7 of this Article X.

ARTICLE XI

Except as otherwise provided in the By-Laws, the stockholders of the Corporation and the Board of Directors may hold their meetings and have an office or offices outside of the State of Delaware and, subject to the provisions of the laws of said State, may keep the books of the Corporation outside of said State at such places as may, from time to time, be designated by the Board of Directors or by the By-Laws of this Corporation.

ARTICLE XII

The Board of Directors of the Corporation, when evaluating any offer of another party to make a tender or exchange offer for any equity security of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation as a whole, be authorized to give due consideration to any such factors as the Board of Directors determines to be relevant, including without limitation: (i) the interests of the stockholders of the Corporation; (ii) whether the proposed transaction might violate federal or state laws; (iii) the consideration being offered in the proposed transaction, in relation to any of (a) the then current market price for the outstanding capital stock of the Corporation, (b) the market price for the capital stock of the Corporation over a period of years, (c) the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part or through orderly liquidation, (d) the premiums over market price for the securities of other corporations in similar transactions, (e) current political, economic and other factors bearing on securities prices and (f) the Corporation’s financial condition and future prospects; and (iv) the social, legal and economic effects upon employees, suppliers, customers and others having similar relationships with the Corporation, and the communities in which the Corporation conducts its business.

In connection with any such evaluation, the Board of Directors is authorized to conduct such investigations and to engage in such legal proceedings as the Board of Directors may determine.

ARTICLE XIII

Notwithstanding any provision of law, this Certificate of Incorporation or the By-Laws, each as amended, the affirmative vote of at least two-thirds in voting power of the then outstanding shares of capital stock of the Corporation shall be required to amend or repeal, or to adopt any provisions inconsistent with the purposes or intent of, any provision of this Certificate of Incorporation requiring the affirmative vote of at least two-thirds in voting power of the then outstanding shares of capital stock of the Corporation. Notwithstanding any provision of law, this Certificate of Incorporation or the By-Laws, each as amended, the affirmative vote of at least two-thirds in voting power of the then outstanding shares of capital stock of the Corporation shall be required to amend or repeal, or to adopt any provisions inconsistent with the purposes or intent of, this Article XIII.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its                          this      day of                     , 2005.

XERIUM TECHNOLOGIES, INC.

By:

Name:

Title: